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                                                                    Exhibit 23.1

                        [LETTERHEAD OF ARTHUR ANDERSEN]




CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 16, 2000 relating to the consolidated statements of financial condition of Wit Capital Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 and schedule, included in the Company's Form 10-K for the year ended December 31, 1999 and to all references of our Firm included in this Registration Statement.


/s/ ARTHUR ANDERSEN LLP


New York, New York
July 26, 2000